Exhibit 10.33

THE AMENDED AND RESTATED
NEIMAN MARCUS GROUP, INC.
DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective as of January 1, 2008)

Section 10-14	Missing Participants	21
Section 10-15	Incapacity	21
Section 10-16	Section 409A	22

THE NEIMAN MARCUS GROUP, INC.
DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I
PURPOSE

The Neiman Marcus Group, Inc. (the “Company”) adopted The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan (the “Plan”), effective as of the Effective Date (such term, together with all other capitalized terms set forth in this Plan having the meanings set forth in ARTICLE II below), in recognition of the services provided by certain key management employees or other highly compensated employees of the Company and its Affiliates. Subsequent to the adoption of the Plan, but also effective as of the Effective Date, the Plan was amended and restated to resolve minor scrivener’s errors and formatting issues that were discovered following the adoption of the Plan.

The Plan is intended to provide Eligible Employees with the opportunity to receive deemed contributions from the Company for a portion of their Compensation that exceeds the limit on compensation under Section 401(a)(17)(A) of the Code, as adjusted pursuant to section 401(a)(17)(B) (the “Compensation Limitation”). The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a non-qualified “top-hat” plan exempt from the substantive requirements of ERISA. The Company also intends that the Plan be operated and maintained in accordance with the requirements of Section 409A of the Code and the regulations and rulings thereunder.

ARTICLE II
DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2-1                                     “Affiliate” means any corporation or organization that together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.

Section 2-2                                     “Amended Enrollment Agreement” means a new Enrollment Agreement executed by a Participant that satisfies the requirements of Section 7-6 below and that changes the time and/or form of a distribution for a particular Plan Year.

Section 2-3                                     “Base Pay” means the base salary payable by an Employer to an Employee, including amounts that would have been payable to the Employee as base salary but for an election under:

(a)                                  Section 125 of the Code

(b)                                 Section 401(k) of the Code, including catch-up contributions and Roth 401(k) contributions, if any, or

(c)                                  a deferral election under a nonqualified deferred compensation plan.

Section 2-4                                     “Beneficiary” means the person or persons (natural or otherwise) designated by the Participant as such in accordance with Section 10-1 below.

Section 2-5                                     “Board” means the Board of Directors of The Neiman Marcus Group, Inc.

Section 2-6                                     “Cause”

(a)                                  The term “Cause” means:

(1)                                  the willful and continued failure by an Employee to substantially perform duties consistent with the Employee’s position with an Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Employee, and the Employee has failed to resume substantial performance of the Employee’s duties on a continuous basis within fourteen (14) days of receiving such demand;

(2)                                  the willful engaging by an Employee in conduct that is demonstrably and materially injurious to an Employer, monetarily or otherwise; or

(3)                                  the Employee’s commission of a felony, commission of a misdemeanor involving assets of an Employer, or violation of an Employer’s merchandise discount policy.

(b)                                 For purposes of this definition, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of an Employer.

Section 2-7                                     “Change of Control”

(a)                                  The term “Change of Control” means the occurrence of any of the following events after the Effective Date:

(1)                                  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the

Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any CIC Affiliates thereof other than to a Majority Stockholder;

(2)                                  the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(3)                                  the occurrence of both of the following:

(A)                              any Person or Group (other than the Majority Stockholder) becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually having the power to vote such Common Stock in any such election, and

(B)                                the Majority Stockholder beneficially owning (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other Person or Group described in Section 2-7(a)(3)(A) above;

(4)                                  the replacement of a majority of the members of the Board over a two-year period from the members who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the members of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; or

(5)                                  consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors.

(b)                                 For purposes of this Section 2-7, the following terms shall have the following meanings:

(1)                                  “CIC Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(2)                                  “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(3)                                  “Majority Stockholder” shall mean, collectively or individually as the context requires, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg

Pincus Germany Private Equity VIII K.G, Warburg Pincus Private Equity IX, L.P and/or their respective CIC Affiliates.

(4)                                  “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

Section 2-8                                     “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan.

Section 2-9                                     “Code” means the Internal Revenue Code of 1986, as amended.

Section 2-10                               “Committee” means The Neiman Marcus Group, Inc. Employee Benefits Committee or any successor committee appointed by the Board.

Section 2-11                               “Company” means The Neiman Marcus Group, Inc. a Delaware corporation, and any successor, including a successor to all or substantially all of the Company’s assets or business which assumes the obligations of the Company.

Section 2-12                               “Compensation Limitation” means the dollar limitation in effect under Section 401(a)(17)(A) of the Code with respect to a Plan Year, as adjusted pursuant to Section 401(a)(17)(B) of the Code.

Section 2-13                               “DB SERP” means The Neiman Marcus Group, Inc. Defined Benefit Supplemental Executive Retirement Plan.

Section 2-14                               “Defined Contribution” means the amounts credited to the Plan on behalf of an Eligible Employee by the Company pursuant to Section 4-1(a) or Section 4-1(b) below.

Section 2-15                               “Defined Contribution Account” means the bookkeeping account established by the Company to which are credited Transitional Defined Contributions and Non-Transitional Defined Contributions, and notational earnings and losses thereon.

Section 2-16                               “Disabled” means:

(a)                                  subject to Section 2-16(b) below, a condition:

(1)                                  in which the Committee, in its sole and absolute discretion, determines has rendered the Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(2)                                  for which the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

(b)                                 Notwithstanding Section 2-16(a) above, a Participant shall be deemed to be Disabled if such Participant is determined to be totally disabled by the Social Security Administration.

Section 2-17                               “Effective Date” means January 1, 2008.

Section 2-18                               “Eligible Compensation” means all of the items reflected in Section 2-18(a) below and excluding the items reflected in Section 2-18(b) below:

(a)                                  Subject to the exclusions enumerated in Section 2-18(b) below, the term “Eligible Compensation” includes:

(1)                        wages, within the meaning of Section 3401(a) of the Code, and all other payments of remuneration to a Participant by an Employer for which the Employer is required to furnish the Participant a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code),

(2)                        any contributions made by an Employer on behalf of the Participant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) maintained by the Employer,

(3)                        any compensation reduction amounts elected by such Participant for the purchase of benefits pursuant to a cafeteria plan (within the meaning of Section 125(d) of the Code) maintained the Employer, and

(4)                        any elective amounts not includable in a Participant’s gross income by reason of Section 132(f)(4) of the Code.

(b)                                 Notwithstanding the compensatory items enumerated in Section 2-18(a) above, the term “Eligible Compensation” excludes:

(1)                                  moving or other expense reimbursements,

(2)                                  imputed compensation,

(3)                                  property,

(4)                                  tips,

(5)                                  allowances,

(6)                                  fringe benefits (both cash and noncash),

(7)                                  severance payments,

(8)                                  service awards and prizes other those paid in cash through an Employer’s payroll system,

(9)                                  contributions to a nonqualified plan of deferred compensation made by the an Employer to the extent that the contributions are not includible in the gross income of the Participant for the taxable year in which contributed,

(10)                            distributions from any other plan of deferred compensation, regardless of whether such amounts are includible in the gross income of the Participant when distributed,

(11)                            amounts received in connection with or otherwise attributable to awards or grants under any stock option plan, restricted stock plan, restricted stock unit plan, performance share plan, or similar plan,

(12)                            other amounts which receive special tax benefits, including premiums for group-term life insurance,

(13)                            incentive payments earned through a wellness or similar program sponsored by an Employer, and

(14)                            any other extraordinary remuneration.

Section 2-19                               “Eligible Employee”

(a)                                  Subject to Section 2-19(b) below, the term “Eligible Employee” means each Employee who, as of the Effective Date or the first day of any Plan Year thereafter:

(1)                                  has completed at least one Year of Service, or such shorter period of service as may be specified by the Committee, in its sole and absolute discretion; and

(2)                                  in the sole and absolute discretion of the Committee:

(A)                              is or was a member of a group of “key management or other highly compensated employees” of the Employer, within the meaning of Sections 201, 301 and 401 of ERISA,

(B)                                is actively employed on a full-time basis,

(C)                                is not classified as an hourly employee,

(D)                               is, or has been, designated as being eligible to participate in the Plan, and

(E)                                 either:

(i)                                     had in effect on August 1 of the preceding calendar year (or, if later, on the Employee’s date of hire) a rate of Base Pay of at least 80% of the Compensation Limitation applicable to such preceding calendar year, or

(ii)                                  was both:

(I)                                    participating in the DB SERP on December 31, 2007, and

(II)                                either:

(a)                                  elected to both cease participating in the DB SERP and commence participation in this Plan, or

(b)                                 ceased to be eligible to participate in the DB SERP solely as a result of the partial freezing of eligibility under the DB SERP.

(b)                                 Notwithstanding Section 2-19(a) above, an Eligible Employee shall remain an Eligible Employee notwithstanding any reduction in his or her annual rate of Base Pay below the applicable minimum reflected in Section 2-19(a)(2)(E)(i) above; provided, however, that the Committee in its sole and absolute discretion may withdraw an Employee’s designation under Section 2-19(a)(2)(D) above, as an Eligible Employee at any time and for any reason effective with respect to any subsequent Plan Year.

Section 2-20                               “Employee” means any individual who is employed by the Employer whose earnings are reported on Form W-2.

Section 2-21                               “Employer” means the Company and each Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all of the provisions of the Plan and amendments thereto shall apply to the Eligible

Employees of the Affiliate. In the event the designation is revoked by an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

Section 2-22                               “Enrollment Agreement” means the authorization form which an Eligible Employee timely files with the Committee to designate the time of distributions from the Plan, pursuant to the terms set forth in Section 4-2 below.

Section 2-23                               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2-24                               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2-25                               “Hour of Service” means each hour for which an Employee is paid or entitled to payment for the performance of duties for an Employer or an Affiliate.

Section 2-26                               “Identification Date” means December 31.

Section 2-27                             “Key Employee”

(a)                                  The term “Key Employee” means an Employee who is one of the following:

(1)                                  an officer of the Employer having annual compensation greater than $140,000 (adjusted for inflation pursuant to Section 416(i) of the Code and limited to the top 50 Employees),

(2)                                  a five percent owner of the Employer, or

(3)                                  a one percent owner of the Employer having annual compensation from the Employer of more than $150,000, subject to such other determinations made by the Committee, in its sole discretion, in a manner consistent with the regulations issued under Section 409A of the Code.

(b)                                 For purposes of this definition, the term “compensation” shall have the meaning under Treas. Reg. § 1.415(c)-2(a), without using the safe harbor provided in Treas. Reg. § 1.415(c)-2(d), any of the special timing rules provided in Treas. Reg. § 1.415(c)-2(e), and any special rules provided in Treas. Reg. § 1.415(c)-2(g).

Section 2-28                               “Non-Transitional Defined Contribution” means the amounts credited to the Plan on behalf of an Eligible Employee by the Company pursuant to Section 4-1(a) below.

Section 2-29                               “Participant” means each Eligible Employee who is participating in the Plan in accordance with the provisions of ARTICLE IV below. In the event of a Participant’s death, the term Participant shall mean the Participant’s Beneficiary. In the case of a Participant’s incompetency, the term Participant shall include an individual with a duly authorized power of attorney or, in the absence of a duly authorized power of attorney, the Participant’s personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Defined Contribution Account.

Section 2-30                               “Plan” means this plan, called The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan.

Section 2-31                               “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

Section 2-32                               “Separation Date” means the date on which a Participant incurs a Separation From Service.

Section 2-33                               “Separation From Service” means a Participant’s separation from service with the Employer within the meaning of Section 409A of the Code and the regulations issued thereunder.

Section 2-34                               “Specified Distribution Date” means a specific time, within the meaning of Section 409A of the Code and the regulations promulgated thereunder, that is designated by the Participant in his or her Enrollment Agreement or Amended Enrollment Agreement, as applicable; provided, however, that the Specified Distribution Date cannot be sooner than the date on which the Participant has:

(a)                                  vested in all of the amounts credited to his or her Defined Contribution Account pursuant to ARTICLE VI below, and

(b)                                 either:

(1)                                  attained age fifty-five (55),

(2)                                  died, or

(3)                                  determined to be Disabled.

Section 2-35                               “Specified Employee” means an Employee who at any time during the 12-month period ending on an Identification Date is a Key Employee. If an Employee would be deemed a Key Employee as of an Identification Date, the Employee is treated as a “Specified Employee” for the 12-month period beginning on the fourth month following the end of the 12- month period following the Identification Date. Notwithstanding the foregoing, unless otherwise provided under Section 409A of the Code and its corresponding regulations, no Participant shall be deemed a Specified Employee if at the time of the Participant’s Separation From Service no stock of the Employer, or any entity required to be aggregated with the Employer pursuant to Section 414(b) or 414(c) of the Code, is publicly traded on an established securities market or otherwise.

Section 2-36                               “Transitional Defined Contribution” means the amounts credited to the Plan on behalf of an Eligible Employee by the Company pursuant to Section 4-1(b) below.

Section 2-37                               “Year of Service” means completion of the twelve consecutive month period beginning on the date the Employee first performs an hour of service upon initial employment with an Employer or an Affiliate during which the Employee is continuously employed by an Employer or an Affiliate or, with respect to an Employee who terminates employment prior to completing a Year of Service, completion of the twelve consecutive month period beginning on the date the Employee first performs an hour of service upon reemployment with an Employer or an Affiliate during which the Employee is continuously employed by an Employer or an Affiliate.

ARTICLE III
ADMINISTRATION OF THE PLAN AND DISCRETION

Section 3-1                                     Administration. The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Employer, the Board, all Participants, all Beneficiaries of Participants and all persons and entities having an interest therein, and a Participant’s participation in the Plan shall constitute that Participant’s acknowledgement and acceptance of the Committee’s authority and discretion. The Committee may from time to time adopt rules and regulations governing the operation of this Plan and may employ and rely on such employees of the Employer, legal counsel, accountants, and agents, as it may deem advisable to assist in the administration of the Plan.

Section 3-2                                     Compensation of Committee; Expenses. Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.

Section 3-3                                     Indemnification. the Company shall indemnify, defend and hold the Committee harmless from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

Section 3-4                                     Interpretations. Any decisions, actions or interpretations to be made under the Plan by the Company, the Employer, the Board or the Committee shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

ARTICLE IV
PARTICIPATION

Section 4-1                                     Defined Contributions.

(a)                                  Non-Transitional Defined Contributions. Effective as of the Effective Date, the Company shall make a Non-Transitional Defined Contribution to the Plan on behalf of each Eligible Employee periodically throughout the Plan Year. The aggregate amount of such Non-Transitional Defined Contributions credited on behalf of each Eligible Employee during each Plan Year will be equal to the product of:

(1)                                  that portion of such Eligible Employee’s Eligible Compensation that exceeds the Compensation Limitation, and

(2)                                  ten and one-half percent (10.5%).

(b)                                 Transitional Defined Contributions.

(1)                                  In addition to amounts credited to Eligible Employees under Section 4-1(a) above, effective as of the Effective Date, the Company shall periodically make Transitional Defined Contributions during the Plan Year on behalf of each Eligible Employee who:

(A)                              was eligible under the DB SERP as of December 31, 2007, and

(B)                                has neither attained, nor will attain, age sixty-six (66) during the Plan Year to which the Transitional Defined Contribution would otherwise relate if credited to such Eligible Employee’s Defined Contribution Account.

(2)                                  The aggregate amount of such Transitional Defined Contributions for the Plan Year for each Eligible Employee who has satisfied the eligibility criteria reflected in Section 4-1(b)(1) above, shall be equal to the product of:

(A)                              that portion of such Eligible Employee’s Eligible Compensation that exceeds the Compensation Limitation, and

(B)                                the applicable percentage that corresponds with the highest age attained by the Eligible Participant during the Plan Year to which the Transitional Defined Contribution would otherwise relate, according to the schedule set forth below:

Eligible Employee’s Highest Age During Applicable Plan Year	Applicable Percentage or Eligible Compensation
30 - 39	3%
40 - 49	4%
50 – 59	5%
60 - 65	6%
66 and Older	0%

(c)                                  Timing of Defined Contributions. Any Defined Contribution made under this Section 4-1 will be credited to the Employee’s Defined Contribution Account no later than as soon as administratively practicable following the close of the Plan Year to which such Defined Contribution relates.

Section 4-2                                     Time of Distribution.

(a)                                  Affirmative Election.

(1)                                  Subject to Section 7-2, Section 7-3, Section 7-4 and Section 7-5 below, the Committee, in its sole and absolute discretion, may permit an Eligible Employee to elect to receive the distribution of his or her Defined Contributions for each Plan Year upon the later of:

(A)                              his or her Separation From Service, or

(B)                                his or her Specified Distribution Date.

(2)                                  Notwithstanding anything herein to the contrary, an affirmative election will be disregarded and given no consideration if such an election is not reflected on a completed and fully executed Enrollment Agreement that is timely with the Committee by the earlier of:

(A)                              the date set by the Committee, in its sole and absolute discretion, or

(B)                                the first day of the Plan Year for which the Defined Contribution relates.

(b)                                 Deemed Election. Subject to Section 7-2, Section 7-3, Section 7-4 and Section 7-5 below, to the extent an Eligible Employee has not made an affirmative election regarding the distribution of his or her Defined Contributions for a given Plan Year, pursuant to Section 4-2(a) above, the Eligible Employee shall be deemed to have designated the time of payment as the later of:

(1)                                  Separation From Service, and

(2)                                  the attainment of age fifty-five (55).

Section 4-3                                     Form of Distribution. Subject to Section 7-3 below, the distribution of a Participant’s Defined Contribution Account will be made in five (5) annual installments commencing on the time of distribution elected, or deemed to have been elected, by the Participant under Section 4-2 above.

Section 4-4                                     Modifications of Distribution Timing. Except as provided in Section 7-6 below, the election as to the time of payment cannot be subsequently changed.

Section 4-5                                     Characterization of Payments for 409A Purposes. For purposes of Section 409A of the Code, installment payments under the Plan shall be treated as a series of separate payments.

Section 4-6                                     Change in Status. If at any time during the Plan Year an Eligible Employee ceases to qualify as such, then the following provisions shall apply:

(a)                                  Cessation as an Eligible Employee.

(1)                                  If an Eligible Employee ceases to qualify as an Eligible Employee at any time during the Plan Year, but remains employed by an Employer, the Company will credit to such Eligible Employee’s Defined Contribution Account, at the same time that Defined Contributions are credited to the other Eligible Employees’ Defined Contribution Accounts, an amount equal to the amount that the Eligible Employee would have received if the Eligible Employee continued as such for the remainder of the Plan Year, except only the portion of the Employee’s Compensation that was earned during the period he or she qualified as an Eligible Employee will be counted for this purpose. For purposes of determining the portion of any bonus or similar remuneration that will be counted for this purpose, only a pro rata portion of such remuneration will be counted, with such pro rata portion determined by multiplying the amount of such remuneration for the Plan Year, by a fraction, the numerator of which is the number of days the Employee qualified as an Eligible Employee for the Plan Year and the denominator of which is 365; and

(2)                                  In addition, the Eligible Employee shall not be eligible to receive any further Defined Contributions for any future Plan Year, unless the Employee subsequently qualifies as an Eligible Employee.

(b)                                 Termination of Employment for any Reason Other Than Cause. If an Eligible Employee ceases to be employed by an Employer at any time during the Plan Year for any reason other than a termination of employment by the Employer for Cause, the Company will credit, as soon as administratively practicable following the date the Eligible Employee terminates employment with the Employer, to the Defined Contribution Account of such Eligible Employee, a Defined Contribution equal to the amount that the Eligible Employee accrued for the Plan Year ending on the date such Eligible Employee terminated employment, except that no amount will be credited for any portion of any bonus or similar remuneration, if any, that is paid to the Eligible Employee following the date of his or her termination of employment, and no additional Defined Contribution will be credited for such Eligible Employee.

(c)                                  Termination of Employment for Cause. If an Eligible Employee ceases to be employed by an Employer at any time during the Plan Year as a result of a termination of employment by the Employer for Cause, all Defined Contributions that have been credited on behalf of such Eligible Employee shall be forfeited. Furthermore, in such instances, no amounts will be credited to such Eligible Employee’s Defined Contribution Account for the Plan Year in which such termination of employment occurs.

ARTICLE V
INVESTMENT CREDITS AND FUNDING

Section 5-1                                     Theoretical Rate of Return. A Participant’s Defined Contribution Account shall be credited with a theoretical rate of return, which shall be established, and may be prospectively modified at any time, by the Committee, in its sole and absolute discretion; provided, however, that the Committee may not reduce the theoretical rate of return below an annual rate equal to the average prime interest rate published in the Eastern Edition of The Wall Street Journal on the last business day of the preceding calendar quarter (or, if two or more such rates are published, the average of such rates), unless the Committee otherwise adopts two or more notional investment alternatives.

Section 5-2                                     Notional Investment Alternatives. To the extent two or more notional investment alternatives are established by the Committee, the returns on each Participant’s Defined Contribution Account will be based upon the notional investment alternatives elected by the Participant. Notwithstanding the foregoing, if two or more notional investment alternatives are established by the Committee and a Participant does not affirmatively elect one or more notional investment alternatives, until the Participant makes an affirmative election regarding the notional investment alternatives on which the return of his or her Defined Contribution Account will be based, the Participant will be deemed to have elected the default investment option that the Committee has designated for this purpose. Additionally, if two or more notional investment alternatives are established by the Committee, unless otherwise provided under this Plan, Participants may allocate the amounts credited to their Defined Contribution Accounts among the notional investment alternatives available under the Plan only in whole percentages of not less than one percent. The rate of return, positive or negative, credited under any notional investment alternative will be based upon the actual investment performance of the investment fund(s) designated by the Committee from time to time, and shall equal the total return of such investment fund, net of asset-based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.

Section 5-3                                     Changes of Notional Investment Alternatives, if Applicable. To the extent established by the Committee, a Participant may change the notional investment alternatives to which the Participant’s Defined Contribution Accounts are deemed to be allocated on such basis as determined by the Committee in its sole and absolute discretion. Each such change may include:

(a)                                  a reallocation of the amounts credited to the Participant’s Defined Contribution Account among the notional investment alternatives available in whole percentages of not less than one percent, and/or

(b)                                 a change in investment allocation in whole percentages of not less than one percent of amounts to be credited to the Participant’s Defined Contribution Account in the future.

Section 5-4                                     Unfunded Status. Notwithstanding anything herein to the contrary, the Company shall not be obligated to invest any Defined Contribution under this Plan, or any other amounts, in such portfolios or in any other investment funds. The Plan shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or an Employer for payment of any distributions hereunder; however, the Board may, but shall not be required, to authorize the establishment of a trust or the purchase of insurance to serve as a funding vehicle for the Company’s obligations with respect to the Plan. In any event, the obligation of the Company hereunder shall constitute a general, unsecured obligation, payable solely from the general assets of the Company, and no Participant shall have any rights to any specific assets of the Company or any Employer.

Section 5-5                                     Valuation. The value of a Participant’s Defined Contribution Account as of any date shall equal the amounts theretofore credited to such Defined Contribution Account, including any earnings (positive or negative) deemed to be earned on such Defined Contribution Account in accordance with Section 5-1, or, if applicable, Section 5-2 above, through the day preceding such date, less the amounts theretofore deducted from such Defined Contribution Account.

Section 5-6                                     Defined Contribution Account Statement. The Committee shall provide to each Participant, not less frequently than quarterly (or such other period as determined by the Committee in its sole discretion), a statement in such form as the Committee deems desirable, setting forth the balance standing to the credit of each Participant in his or her Defined Contribution Account, and adjusted pursuant to Section 5-5 above.

ARTICLE VI
VESTING

An Eligible Employee shall be fully vested in the amounts credited to his or her Defined Contribution Account upon the earlier of:

(a)                                  his or her completion of five (5) Years of Service;

(b)                                 his or her attainment of age 65;

(c)                                  if he or she was an Employee at the time of his or her death, the date of his or her death;

(d)                                 if he or she was an Employee at the time he or she becomes Disabled, the date he or she becomes Disabled, or

(e)                                  if he or she was an Employee at the time of the Change of Control, the date of a Change of Control.

ARTICLE VII
DISTRIBUTIONS

Section 7-1                                     Distributions. A Participant shall receive a distribution of the vested amount credited to his or her Defined Contribution Account under the Plan at the time or times and in the form or forms selected by the Participant in the Enrollment Agreement, as provided in ARTICLE IV, or pursuant to one or more Amended Enrollment Agreements, as provided in Section 7-6 below; provided, however, that if the distribution of an amount credited to the Participant’s Defined Contribution Account is to commence upon his or her Separation From Service and such Participant is a Specified Employee at the time of his or her Separation From Service, the provisions of Section 7-2 below shall apply to such distribution. A distribution paid pursuant to this Section 7-1 shall commence to be paid by the Company to the Participant as soon as administratively practicable on or following the time designated by the Participant, but no later than sixty (60) days following such designated time, and shall be paid to the Participant entirely in cash.

Section 7-2                                     Distributions on Separation From Service for Participants Who Are Deemed Specified Employees. Any Participant who is deemed a Specified Employee at the time of his or her Separation From Service and designated, or was deemed to have designated, as his or her distribution commencement date his or her Separation From Service as the time for distribution of the vested amounts credited to his or her Defined Contribution Account under the Plan shall commence to receive such distribution(s) under the Plan as soon as administratively practicable after the first day of the seventh month following the Participant’s Separation Date, but no later than sixty (60) days following such date. If a distribution is delayed because of the immediately preceding sentence, the first distribution will be equal to the installment that the Participant would have received during the first six (6) months following the Participant’s Separation From Service, plus earnings or losses, and the remaining installments shall be paid as if the installments commenced on the Participant’s Separation Date. A distribution paid pursuant to this Section 7-2 shall be paid entirely in cash.

Section 7-3                                     Death of Participant. If a Participant dies prior to commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the entire vested amount credited to the Participant’s Defined Contribution Account as soon as administratively practicable following the date of discovery of, or notification regarding, the Participant’s death, but no later than sixty (60) days following the discovery of, or notification regarding the Participant’s death. If a Participant dies after commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the remaining installments payable to the Participant under the Plan as soon as administratively practicable following the date of the Participant’s death, but not later than sixty (60) days following the discovery of, or notification regarding the Participant’s death.

Section 7-4                                     Disability of Participant. If a Participant becomes Disabled prior to commencement of his or her benefit under the Plan, the Participant shall receive a lump sum cash distribution of the entire vested amount credited to his Defined Contribution Account as soon as administratively practicable following the date the Committee determines that such Participant is Disabled, but no later than sixty (60) days following such determination. If a Participant becomes Disabled after commencement of his or her benefit under the Plan, the Participant shall receive a lump sum cash distribution of the remaining installments payable to the Participant under the Plan as soon as administratively practicable following the date the Committee determines that such Participant is Disabled, but no later than sixty (60) days following such determination. Notwithstanding anything herein to the contrary, if the Participant, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct payment in accordance with Section 10-15 below.

Section 7-5                                     Change of Control. In the event of a Change in Control, to the extent such Change of Control is a permitted distribution event with respect to such Participant pursuant to Code Section 409A(a)(2)(A)(v), all amounts credited to each Participant’s Defined Contribution Account shall be distributed in single lump sum cash payments, regardless of whether or not any such Participants have already commenced benefits under the Plan, at the time of such Change in Control or within five business days thereafter.

Section 7-6                                     Change in Time.

(a)                                  Subject to Section 7-6(b) below, a Participant may change the time of a distribution designated in an Enrollment Agreement for a particular Plan Year by filing an Amended Enrollment Agreement with the Committee in accordance with the requirements of this Section 7-6; provided, however, that to change the time of a distribution for a particular Plan Year:

(1)                                  the Amended Enrollment Agreement applicable to such distribution will not become effective for the twelve (12) month period after the date on which the Amended Enrollment Agreement is filed with the Committee;

(2)                                  the distribution cannot commence for a period that is not less than five (5) years from the date such payment was originally scheduled to commence pursuant to the original Enrollment Agreement; and

(3)                                  with respect to a change in a time or form of payment on a Specified Distribution Date, the Amended Enrollment Agreement cannot be made less than twelve (12) months prior to the date of the scheduled payment.

(b)                                 Notwithstanding anything herein to the contrary:

(1)                                  with the exception of a Participant’s death or disability, once payment has commenced, the time of such payment shall not be modified, and

(2)                                  a Specified Distribution Date that applies to the distribution of a Participant’s Defined Contributions for a given Plan Year may not be postponed by more than ten (10) years from the date originally elected, or, if applicable, deemed to have been elected.

ARTICLE VIII
AMENDMENT AND TERMINATION

The Plan may be amended, suspended, discontinued or terminated at any time by the Board; provided, however, that, except as provided below, no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Defined Contribution Account as of the effective date of such amendment, suspension, discontinuance or termination. The Committee may, at any time, also make such amendments to the Plan as it deems necessary and appropriate, in its sole and absolute discretion, without Board approval, provided that any such amendments to the Plan by the Committee may not materially increase the costs of the Plan to the Company or any other Employer or result in a material adverse affect on a Participant. Notwithstanding anything to the contrary in this ARTICLE VIII, if the Committee determines that, in order to avoid current taxation of amounts deferred under the Plan or to comply with applicable law, additional restrictions must be placed on Participants’ rights under the Plan, then the Committee may, in its sole discretion, amend the Plan to impose such restrictions, and/or cease contributions under the Plan with respect to all Defined Contribution Accounts, any affected Defined Contribution Accounts or the affected portions of any Defined Contribution Accounts. If the Board terminates the Plan, Participants shall be entitled to a distribution of their benefit under the Plan if the termination is on account of a permitted distribution event under Treas. Reg. §1.409A-3(j)(4)(ix)(A), (B), (C) or (D) and the requirements, as applicable, of such regulations are met with respect to the termination of the Plan and distribution of benefits hereunder.

ARTICLE IX
CLAIMS PROCEDURES

Section 9-1                                     Claim. A Claimant may file a written request for such benefit with the Committee, setting forth the claim.

Section 9-2                                     Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided a written explanation, using language calculated to be understood by the Claimant, setting forth:

(a)                                  the specific reason or reasons for such denial;

(b)                                 the specific reference to relevant provisions of the Plan on which such denial is based;

(c)                                  a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

(d)                                 appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(e)                                  the time limits for requesting a review; and

(f)                                    that the Claimant has the right to bring an action for benefits under Section 502 of ERISA following an adverse determination on review.

Section 9-3                                     Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. The Claimant, or his or her duly authorized representative, may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

Section 9-4                                     Review of Decision.

(a)                                  Within sixty (60) days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant. If the decision is adverse, the written opinion will:

(1)                                  set forth the specific reasons for the decision and specific references to the relevant provisions of this Plan on which the decision is based; and

(2)                                  include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and that the Claimant may bring an action under Section 502(a) of ERISA.

(b)                                 If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE X
MISCELLANEOUS

Section 10-1                               Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal percentages, unless the Participant has specifically designated otherwise.

Section 10-2                               Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.

Section 10-3                               No Limitation on Employer Actions. Nothing contained in the Plan shall be construed to prevent the Employer from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Employer as a result of such action.

Section 10-4                               Obligations to the Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Company may offset such amount owed to the Employer against the amount of benefits otherwise distributable, but only as such amounts become distributable. Such determination shall be made by the Committee.

Section 10-5                               Non-alienation of Benefits.

(a)                                  Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to:

(1)                                  any corporation or partnership which acquires all or substantially all of the Company’s assets; or

(2)                                  any corporation or partnership into which the Company may be merged or consolidated.

(b)                                 The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

Section 10-6                               Protective Provisions.  Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of then current balance of the Participant’s Defined Contribution Account in accordance with his or her prior elections.

Section 10-7                               Withholding Taxes. The Company and/or the Employer may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company and/or the Employer is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any deferrals, amounts credited or benefits payable under the Plan, including, but not limited to, withholding of appropriate sums from any amount payable to the Participant (or his or her Beneficiary) under the Plan or otherwise payable to the Participant from other sources. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such deferrals, credits and benefits.

Section 10-8                               Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be required. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

Section 10-9                               Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Section 10-10                         Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Texas, without reference to the principles of conflict of laws.

Section 10-11                         Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

Section 10-12                         Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

Section 10-13                         Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records.

Section 10-14                         Missing Participants. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount credited to the Participant’s Defined Contribution Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to ARTICLE VII above.

Section 10-15                         Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and the Employer.

Section 10-16                         Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance, and shall be administered in accordance with Section 409A of the Code to the extent Section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in its name and on its behalf by its duly authorized officer, this 10th day of March, 2008.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea

Its:	Senior Vice President,
Chief Human Resource Officer